Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

GATX Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Other	Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to Be Paid	Other	Pass Through Certificates	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)	An indeterminate aggregate initial offering price of Debt Securities and Pass Through Certificates is being registered as may from time to time be offered at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.